Exhibit 99.1

CONTACTS:

Metro One Telecommunications, Inc.

Duane Fromhart, Chief Financial Officer
(503) 643-9500

Financial Dynamics
Jordan Goldstein
(Investors & financial media)
(415) 439-4504

METRO ONE RECEIVES NOTICE OF DELISTING, COMPANY PLANS TO REQUEST HEARING FROM NASDAQ

PORTLAND, Oregon – January 24, 2006 – Metro One Telecommunications, Inc. (Nasdaq: INFO), a developer and provider of Enhanced Directory Assistance® and other enhanced telecom services, today reported that it has received a Nasdaq Staff Deficiency Letter indicating that the Company is not in compliance with the $1.00 minimum closing bid requirement set forth in Nasdaq Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”), and as a result the Company’s common stock will be delisted at the opening of business on January 27, 2006 unless the Company requests a hearing in accordance with the Nasdaq Marketplace Rules.

The Company was initially notified on July 20, 2005, that its stock had closed below the minimum bid price for 30 consecutive days.  In accordance with Nasdaq Marketplace Rules, the Company was granted 180 calendar days, or until January 17, 2006, to regain compliance with the Minimum Bid Price Rule.  In addition and as previously announced on October 28, 2005, the Nasdaq Staff notified the Company that it did not comply with the independent director and audit committee continued inclusion requirements set forth in Marketplace Rule 4350.  The Company must also address these deficiencies at any hearing.

The Company intends to request a hearing of a Listing Qualifications Panel to review the Nasdaq Staff’s delisting determination.  A request for a hearing is expected to stay the delisting of the Company’s common stock pending the Panel’s decision.  At the hearing, the Company intends to present a plan for its continued listing on the Nasdaq National Market.  There can be no assurance the Panel will grant the Company’s request for continued listing.

If the Panel determines not to continue to list the Company’s common stock on the Nasdaq National Market, the Company intends to request the Panel permit it to transfer its common stock to the Nasdaq Capital Market.  Under the rules of the Nasdaq Capital Market, the Company would have until July 17, 2006 to comply with the $1.00 minimum closing bid price requirements of the Nasdaq Capital Market. If the Company determines to apply for listing its common stock on the Nasdaq Capital Market, there can be no assurance that it will meet the initial listing requirements for the Nasdaq Capital Market at such time.

About Metro One Telecommunications:

Metro One Telecommunications, Inc. is a developer and provider of Enhanced Directory Assistance and other enhanced telecom services.  The Company operates a network of call centers located strategically throughout the U.S.  Metro One handled approximately 306 million requests for information in 2004.  For more information, visit the Metro One Telecommunications website at www.metro1.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings.  The forward-looking statements should be considered in light of these risks and uncertainties.

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